                                                                    Exhibit 99.1

MetLife News                                            For Immediate Release

Public Relations
MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101




Contacts:   For Media:     John Calagna
                           (212) 578-6252

            For Investors: Tracey Dedrick
                           (212) 578-5140


                       METLIFE NAMES LELAND C. LAUNER JR.
                       PRESIDENT OF INSTITUTIONAL BUSINESS
                  STEVEN A. KANDARIAN TO JOIN THE COMPANY AS
                            CHIEF INVESTMENT OFFICER

New York - March 10, 2005 - MetLife, Inc. (NYSE: MET) today announced that Leland C. Launer Jr., Executive Vice President and Chief Investment Officer, has been named President of MetLife's Institutional Business organization. The company also announced that Steven A. Kandarian, former Executive Director of the federal Pension Benefit Guaranty Corporation (PBGC), will join MetLife to succeed Launer as Chief Investment Officer.

"Lee has been very successful throughout his 25-year career at MetLife, most recently heading our Investments organization, where he has done an outstanding job managing the company's $240 billion high-quality investment portfolio," said MetLife Chairman and Chief Executive Officer Robert H. Benmosche.

"Under Lee's direction, our investment strategy became even more closely tied to the objectives of all of MetLife's business segments," continued Benmosche. "As part of this process, Lee is quite familiar with Institutional Business' goals, objectives and growth opportunities and will hit the ground running as the leader of this multi-faceted organization."

MetLife's Institutional Business segment had total premiums, fees and other revenues of $11.5 billion in 2004, and is the market leader in providing life, commercial dental, and long-term care insurance to group customers in the U.S. Institutional Business provides coverage to 88 of the top one hundred Fortune 500 companies, and offers a broad range of benefit solutions particularly in the area of retirement and savings products.

Institutional Business had been reporting directly to C. Robert Henrikson since he assumed his responsibilities as President and Chief Operating Officer. In his new role, Launer will report to Henrikson.

Kandarian is the former Executive Director of PBGC, a government corporation with over 2,000 employees that provides insurance for defined benefit pension plans nationwide. Kandarian enacted much needed reforms to the agency, as well as ensured that going forward, its assets better match liability durations, critically important to the mission of the PBGC.

Kandarian reported to a Board comprised of the Secretaries of Treasury, Commerce and Labor, and was responsible for operations involving assets of over $35 billion and benefit obligations to 934,000 workers and retirees in more than 3,200 pension plans.

"Steve will be an outstanding addition to our leadership team and his experience, particularly with PBGC, will bring new perspectives to MetLife," said Benmosche. "He will lead our experienced team of senior investment professionals who actively manage a broad array of asset classes, including corporate bonds, real estate mortgages and bonds backed by consumer loans."

Kandarian will report to the Chairman.

Launer, who joined MetLife in 1979, currently serves as chairman of the board of directors of Reinsurance Group of America, Inc. and is a member of the board of directors of MetLife Bank. He received a B.S. degree in chemistry from the University of Redlands and a MBA degree in accounting and finance from the University of Southern California.

Prior to joining PBGC, Kandarian was founder and managing partner of Orion Partners, LP, where he managed a private equity fund specializing in venture capital and corporate acquisitions. Kandarian holds a BA in Economics from Clark University, a JD from Georgetown University Law Center, and an MBA from Harvard Business School.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 9 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

                                      # # #